EXHIBIT (10)(m)(i)

First Amendment of

McDonald’s Corporation Severance Plan

The McDonald’s Corporation Severance Plan (the “Plan”) is hereby amended effective as of October 1, 2008 by adding the attached Schedule I to the Plan.

Except for this addition of Schedule I, the Plan shall remain in full force and effect.

Executed in multiple originals this 21st day of October, 2008.

McDONALD’S CORPORATION

By	/s/ Richard Floersch
Its Corporate Executive Vice President and Chief Human Resources Officer

Schedule I:

Severance Benefits for

Qualifying McOpCo Restaurant Managers & Shared Restaurant Support Employees

This Schedule sets forth the Severance Benefits under the Plan for each Qualifying Employee (1) who is salaried Restaurant Manager (including a salaried assistant manager) or a full time salaried or hourly Shared Restaurant Support Employee (as determined by the Plan Administrator) before his or her Termination Date, (2) whose Covered Termination occurs as a result of the elimination of his or her job because of the sale of one or more restaurants, and (3) who is either (i) not offered employment with the purchasing Operator of the restaurant or (ii) offered employment (x) with a level of responsibility not comparable to his or her job that was eliminated (as determined by the Plan Administrator in his or her sole discretion), (y) at a rate of monthly Base Pay less than 80% of his or her rate of monthly Base Pay immediately before the Termination Date, or (z) at a location more than 35 miles from the location of his or her eliminated job.

Weeks of Severance: Each Qualifying Employee covered by this Schedule shall be credited with four (4) Weeks of Severance.

Severance Pay: Each Qualifying Employee shall receive Severance Pay in a lump sum in an amount equal to his or her Weekly Base Pay multiplied by his or her Weeks of Severance.

Medical/Dental Coverage: The Employers shall make the payments for COBRA Premiums provided for in Section 4.2 of the Plan during the Qualifying Employee’s Severance Period (4 weeks).

Company Vehicle: Section 4.7 of the Plan shall apply to each Qualifying Employee who has a company-provided vehicle.

Other Severance Benefits: A Qualifying Employee shall also receive, if otherwise eligible, the Severance Benefits provided for in Section 4.4 (equity awards) and Section 4.5 (sabbatical), but shall not receive the Severance Benefits provided for in Section 4.3 (outplacement) of the Plan.